                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of the 23rd day of August, 1997 (the "Effective Date"), by and between American Homestar Corporation, a Texas corporation ("Employer") and Ronald McCaslin ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer desires to employ Employee as provided herein, and Employee desires to accept such employment;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                          ARTICLE I.  RESPONSIBILITIES

         Employee shall initially have the title, and perform the duties, of Executive Vice-President of Employer and the President and Chief Operating Officer of Oak Creek Housing Corporation (the manufacturing division of Employer) and such other duties as reasonably requested from time to time by the President/Co-Chief Executive Officer or Board of Directors of Employer. Employee will faithfully devote his best efforts and all his working time to and for the benefit of Employer; provided, however, that Employee may, at his option, devote reasonable time and attention to civic, charitable, business or social organizations or speaking engagements as he deems appropriate. It is anticipated that Employee will devote a reasonable amount of time to serving on the board of directors of one or more public or private corporations, provided that the business activities of any such corporation are not competitive with those of Employer.

                           ARTICLE II.  COMPENSATION

         SECTION 2.1 GENERAL TERMS. As compensation for his services rendered under this Agreement, during the term of this Agreement, Employee shall be entitled to receive the compensation as provided in EXHIBIT A attached hereto.

         SECTION 2.2 REIMBURSEMENT. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, communications, entertainment of business associates and similar expenses. Employer will reimburse Employee for all reasonable expenses of types authorized by Employer and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as Employer may establish from time to time.





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                                  ARTICLE III.
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         SECTION 3.1 DEFINITIONS. For purposes of this Agreement, "Confidential Information" is any data or information that is unique to Employer, proprietary, competitively sensitive, and not generally known by the public, including, but not limited to, Employer's initial business plan, prospective customers ("prospective customers" is understood to mean those potential customers with whom or with which Employer is engaged in active discussion about a business relationship) training manuals, product development plans, bidding and pricing procedures, internal performance statistics, financial data, confidential personnel information concerning employees of Employer, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term "Confidential Information" shall not apply to information which is (i) already in Employee's possession (unless such information was obtained by Employee from Employer in the course of Employee's employment by Employer); (ii) received by Employee from a third party with no restriction on disclosure or (iii) required to be disclosed by any applicable law or by an order of a court of competent jurisdiction.

         SECTION 3.2 USE AND DISCLOSURE. Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of Employer and its affiliates. Except as required to perform Employee's duties as an employee of Employer, until such time as they cease to be Confidential Information through no act of Employee in violation of this Agreement, Employee will not use or disclose any Confidential Information of Employer.

         SECTION 3.3 SURRENDER. Upon the request of Employer and, in any event, upon the termination of this Agreement for any reason, Employee will surrender to Employer (i) all memoranda, notes, records, drawings, manuals or other documents pertaining to Employer's Business (as defined below) including all copies and/or reproductions thereof and (ii) all materials involving any Confidential Information of Employer.

                          ARTICLE IV.  NONCOMPETITION

         SECTION 4.1 RESTRICTION. In consideration of the severance provisions contained herein and the access to the Confidential Information granted to Employee, Employee hereby agrees that, until one year after the termination of Employee's employment hereunder (the "Restricted Period"), for any reason, Employee will not solicit or encourage any officer, employee, or consultant of Employer to leave its employ for employment by or with any competitor of Employer in the business of producing manufactured homes.

         SECTION 4.2 REFORMATION AND SEVERANCE. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Employee, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion





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of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this restriction are determined by a court not be specifically enforceable through injunctive relief, Employer shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of such provision by Employee. The time period during which the restrictions shall apply shall be tolled and suspended as to Employee for a period equal to the aggregate quantity of time during which Employee violates such prohibitions in any respect.

                                ARTICLE V.  TERM

         Subject to Article VI below, this Agreement shall continue in full force and effect for a term of three (3) years commencing on the Effective Date and shall thereafter automatically renew for successive additional one year terms unless either party provides the other with written notice of its intent not to renew this Agreement at least ninety (90) days prior to the end of the term.

                            ARTICLE VI.  TERMINATION

         Employee's employment hereunder will terminate prior to the time set forth in Article V hereof upon the occurrence of the following events:

                 (a) BY COMPANY WITHOUT CAUSE. Employer may terminate this Agreement at any time, for any reason or without cause. In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive the salary and bonuses provided for in Exhibit A until the later of (i) the date that this Agreement would have expired had it not been terminated pursuant to this Subsection or (ii) one year after termination pursuant to this Subsection.

                 (b) BY EMPLOYEE WITHOUT CAUSE. Employee may terminate this Agreement at any time, for any reason or without cause. In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive only the compensation earned by him as of, and payable for the period prior to, the date of termination.

                 (c) BY COMPANY WITH CAUSE. This Agreement may be terminated by Company at any time upon written notice for any of the following reasons:

                 I. a substantial breach by the Employee of a material provision of this Agreement, which breach remains uncorrected for more than thirty (30) days following written notice detailing the specific provision for which a breach is alleged, and setting forth the actions, which, when taken, will correct the breach;

                 II. conviction of the Employee for a felony which materially affects Employee's ability to perform his duties pursuant to this Agreement; or





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                 III.     commission by Employee of an act of fraud,
                          embezzlement, or material dishonesty against Employer or its affiliates.

In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive only the compensation earned by him as of, and payable for the period prior to, the date of termination.

                 (d) BY EMPLOYEE FOR CAUSE. This Agreement may be terminated by Employee at any time upon written notice to Employer after the occurrence of a Constructive Termination. As used in this Agreement, the term "Constructive Termination" means any of the following:

                 I. a material reduction in Employee's duties and responsibilities without Employee's consent; or

                 II. conviction of Employer for a felony related to activities in which Employee has not participated.

In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive the salary and bonuses provided for in Exhibit A until the later of (i) the date that this Agreement would have expired had it not been terminated pursuant to this Subsection and (ii) one year after termination pursuant to this Subsection.

                 (e) TERMINATION ON DEATH. In the event of Employee's death, this Agreement will be deemed to have terminated on the date of his death. In the event of his death, Employer will pay to the testamentary trusts created by Employee's Will or, if there are no such trusts, to his estate, all salary due and owing through the date of his death together with a lump sum payment in the amount of one hundred percent (100%) of the Employee's annual base salary as provided in Exhibit A.

                 (f) TERMINATION ON DISABILITY. This Agreement will terminate immediately in the event Employee becomes physically or mentally disabled. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with Employer on a full-time basis for 120 consecutive business days. In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive only the compensation earned by him as of, and payable for the period prior to the date of termination.

              ARTICLE VII.  CHANGE IN CONTROL TERMINATION PAYMENT

         SECTION 7.1 TERMINATION PAYMENT. Notwithstanding anything to the contrary contained in Article VI hereof, if, Employee's employment with Employer terminates within the twelve month





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period following a Change In Control (as defined in Section 7.2 hereof), the
Employee shall be entitled to receive the following:

         I. The salary and bonuses provided for in EXHIBIT A until the later of (i) the date that this Agreement would have expired had a Change In Control not occurred; and (ii) one-year after the date of termination of Employee's employment with Employer.

         II. All options to purchase common stock of Employer shall fully vest.

         III. The deemed repayment of the principal amount of the promissory note described in Item 13 of Exhibit A shall be accelerated such that Employee is given credit for one-year of deemed repayment (i.e., 20% of the principal amount) in addition to any deemed repayments previously received.

         SECTION 7.2 CHANGE IN CONTROL. A Change In Control will be deemed to have occurred for purposes hereof (i) when a change of stock ownership of Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor Item of a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding securities; or (iii) during any period of two consecutive years, a majority of the Board of Directors ceases, for any reason, to consist of Continuing Directors; provided that a Change In Control will not be deemed to have occurred for purposes hereof with respect to any person meeting the requirements of clauses (i) and
(ii) of Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended. As used herein, "Continuing Director" shall mean a member of the Board of Directors of Employer who either (i) was a member of the Board of Directors as of the beginning of the relevant two year period or (ii) was nominated or appointed (before initial election as a director) to serve as a director by a majority of the then Continuing Directors.

         SECTION 7.3 NO RIGHT TO CONTINUED EMPLOYMENT. This Article VII will not give Employee any right of continued employment or any right to compensation or benefits from Employer except the rights specifically stated herein.

                          ARTICLE VIII.  GENERAL TERMS

         SECTION 8.1 NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if sent by overnight courier or by written telecommunication, to the relevant address set forth





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below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section:



         If to Employer, to:                       with a copy to:

         American Homestar Corporation             Jackson Walker, L.L.P.
         2221 E. Lamar Boulevard, Suite 790        901 Main Street Suite 6000
         Arlington, Texas 76006-7422               Dallas, Texas 75202
         Attention: President                      Attention: Richard F. Dahlson
         Fax No.: (817) 695-0120                   Fax No.: (214) 953-5822

         If to Employee, to:

         Ronald McCaslin
         3006 Palm Valley Boulevard
         Round Rock, Texas 78664
         Phone No.: (512) 218-9894
         Fax No.:
                 ---------------------------


         SECTION 8.2 WITHHOLDING. All payments required to be made by Employer under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

         SECTION 8.3 ENTIRE AGREEMENT; MODIFICATION. This Agreement and Exhibit A attached hereto constitute the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

         SECTION 8.4 AMENDMENT. The covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed and executed on behalf of Employer by an officer of Employer other than Employee; (iv) is approved by resolution of the Board; and (v) is signed by Employee.

         SECTION 8.5 LEGAL CONSULTATION. Both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement.

         SECTION 8.6 CHOICE OF LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.





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         SECTION 8.7 COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

         SECTION 8.8 SUCCESSORS AND ASSIGNS. The obligations, duties and responsibilities of Employee under this Agreement are personal and shall not be assignable. In the event of Employee's death or disability, this Agreement shall be enforceable by Employee's estate, executors and/or legal representatives.

         SECTION 8.9 WAIVER OF PROVISIONS. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

         SECTION 8.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties provided that the substance of the economic relationship created by this Agreement remains materially unchanged.

         SECTION 8.11 REMEDIES. The parties hereto acknowledge and agree that upon any breach by Employee of his obligations under either of Articles III and IV hereof, Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         SECTION 8.12 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.





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         IN WITNESS WHEREOF, Employer and Employee have caused this Agreement as of the day and year first above written.


                                  /s/ RONALD McCASLIN
                                  ----------------------------------------------
                                  Ronald McCaslin


                                  AMERICAN HOMESTAR CORPORATION


                                  By:   /s/ LAURENCE A. DAWSON, JR.
                                       -----------------------------------------
                                  Its:  President & Co. CEO
                                       -----------------------------------------





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                                   EXHIBIT A

                               COMPENSATION PLAN


(1) POSITION: Executive Vice President of American Homestar Corporation ("Employer") and President and Chief Operating Officer of Oak Creek Housing Corporation ("OCHC"), the manufacturing division of Employer. This position reports to the President/Co-Chief Executive Officer of Employer.

(2)      SUPERVISORY ASSIGNMENTS AND DIRECT REPORTS:

         o       Regional Vice Presidents/General Managers (when hired)
         o       Plant General Managers
         o       Corporate and/or Regional Vice Presidents of Sales and
                 Marketing
         o       Manufacturing Division, staff directors and vice presidents
         o Vice President Finance and Financial Accounting/MIS function will report to President/Co-Chief Executive Officer of Employer initially

(3)      BASE SALARY:     $135,000 annually, payable semi-monthly in arrears on
         the 15th and 30th of each month.

(4) AUTO ALLOWANCE: $650 per month, plus all gas and maintenance expenses for one automobile.

(5)      GROUP MEDICAL AND LONG-TERM DISABILITY BENEFITS:   Per the standard
         Group Medical Plan and Long Term Disability Plan for all employees of OCHC, as amended from time to time.

(6) VACATION BENEFITS: Per the standard salaried employee benefits schedule for employees of OCHC with 5 or more years of continuous service.

(7) GROUP LIFE INSURANCE: Per the standard plan, which currently provides for death benefits equal to two times employee's annual W-2 income, with a maximum of $500,000.

(8)      401(K) PLAN:  Per the standard Plan of Employer.

(9) OTHER BENEFITS: It is understood that if the Board of Directors of Employer approves new or additional benefits or deferred compensation plans for any group of senior management which would include Employee's position, that Employee will participate appropriately in such new or additional benefits or compensation.



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(10)     BONUS COMPENSATION:

         A.      Annual Bonus:   1/2% of the consolidated net income of
                 Employer, net of taxes and management bonus accruals.

         B.      Quarterly Bonus Plans:

                 1.       Employer's Target Bonus Plan: $120,000 annual rate.

                          a.        This bonus is earned based on the
                                    achievement of Employer's Wall Street
                                    Forecast earnings commitment ("WSF"), as follows:

                                    o      80% is earned for 80% achievement of
                                           WSF
                                    o      90% is earned for 90% achievement of
                                           WSF
                                    o      100% is earned for 100% achievement
                                           of WSF
                                    o      110% is earned for 110% achievement
                                           of WSF
                                    o      120% is earned for 120% achievement
                                           of WSF

                          b. The maximum of this bonus will be 120% of the Target Bonus amount (i.e., $144,000).

                          c. This bonus is paid quarterly based on year-to-date performance versus the WSF, up to 100%. The balance (if any) is paid at year-end.

                 2. Manufacturing Division Profit Bonus: 0.5% of OCHC Pre-Tax Profit.

                          a.               This bonus is based on the
                                           consolidated profits of OCHC (the
                                           manufacturing division of Employer)
                                           after interest and amortization
                                           expense and all bonuses except this
                                           one, and before state and federal
                                           taxes (the "OCHC Pre-Tax Profits").

                          b. This bonus is paid quarterly at the rate of 0.5% of year-to-date OCHC Pre-Tax Profits, less prior quarterly payments hereunder.

                 3. Annual Profit Improvement Bonus: For any year of the term of the Agreement, Employee will be paid a bonus equal to 1.0% of the fiscal year OCHC Pre-tax Profit increase over the OCHC Pre-tax Profit earned in the prior fiscal year. This bonus is paid after the end of the fiscal year.



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         C.      Notes:

                 1. Bonuses for quarterly or annual periods will be paid within ten (10) days after the quarterly or annual operating results for the relevant period are publicly announced.

                 2. A bonus is earned for the relevant quarterly or annual period only if Employee continues to be employed by Employer through the completion of such relevant period.

                 3. The quarterly and annual bonuses hereunder for the first fiscal year will be pro-rated based upon the date Employee commences his employment with Employer.

(11) RELOCATION ALLOWANCE: Employee will be reimbursed the greater of: (i) $25,000; or (ii) the amount of the following expenses, for Employee's relocation from Austin to the Dallas/Fort Worth area:

         A. Real estate commissions on the sale of Employee's Austin residence

         B.      Out-of-pocket, direct moving costs

         C. Temporary living expenses for a furnished apartment in Arlington (for up to 10 months)

         D. Costs of commuting between Austin and Dallas/Fort Worth (for up to 10 months)

(12) COMPENSATION GUARANTY: As long as Employee continues to be employed by Employer under this Agreement, the total of salary and bonuses earned and payable under the terms of this Agreement will be not less than $400,000 for the first full twelve-month period of this Agreement, and not less than a cumulative $1,000,000 for the full 36- month term of the Agreement (pro-rated for partial terms).

(13) SIGNING BONUS: Employer will loan to Employee (the "Loan") an amount equal to the greater of (i) $1.0 million; or (ii) the amount paid by Employee to purchase 50,000 shares of Employer's common stock (the "Common Stock").The Loan will be evidenced by a promissory note (the "Note"), and will be secured by the shares of Common Stock purchased. The Note will include the following terms:

         A. Interest on the Note will accrue at the rate of _____% per annum.

         B. Principal of and interest on the Note will be payable upon the earlier of: (i) one (1) year after the date of termination of the Agreement; or (ii) the seventh anniversary of the date of the Note. In addition, principal of and interest on the Note must be paid-down from the proceeds of a sale of any shares of Common Stock.



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         C.      If Employee remains employed by Employer for the full three-
                 year term of the Agreement, 20% of the principal of the Note will be deemed paid (i.e., "forgiven"). At the end of each annual period thereafter that Employee continues to be employed by Employer under the Agreement, an additional 20% of the principal of the Note will be deemed paid (i.e, "forgiven").

(14) STOCK OPTIONS: Employee will be granted the following options to purchase Common Stock under Employer's 1994 Amended and Restated Stock Compensation Plan (the "Plan"):

         A. 22,000 shares: Incentive Stock Options, which will vest 20% per year at the end of years 2 - 6 of employment.

         B.      28,000 shares:   Non-Qualified Options, which will vest 40% at
                 the end of year 2 and 20% at the end of years 3 - 5 of employment.

         C. Exercise Price: The exercise price for the above options shall be the market price of the Common Stock on the date of grant; provided, however, that the exercise price for the 28,000 option shares described in (B) above shall be reduced by $1.00 per share, unless Employer pays to Employee a bonus of $28,000 on or before August 23, 1998.

(15) FUTURE STOCK OPTIONS: Future stock options may be granted from time to time, although there is no specific procedure or timetable for such reviews. In the future, Employee will be eligible for consideration of stock options by the Compensation Committee of the Board of Directors of Employer when options are considered for any group of senior management which includes Employee. However, the Compensation Committee will have no obligation for such consideration for Employee within two years of Employee's date of hire. Notwithstanding the above, Employer agrees to grant to Employee Non-Qualified Options to purchase at least 50,000 shares of Common Stock under the Plan at a cumulative grant rate of 10,000 shares per year on the third through seventh anniversaries of the date of the Agreement (subject to Employee continuing to be employed by Employer); with such options being issued at the market price of the Common Stock on the date of grant and subject to an equal five-year vesting schedule commencing one-year after the date of grant.



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